Exhibit 99.2

                                  PRESS RELEASE
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Media Contact:
Wendi Kopsick / Hope Sidman / Molly Morse
Kekst and Company
Tel:  212-521-4800

Investor Contact:
Dan L. Anderton
Senior Vice President,
Chief Financial Officer and
Treasurer
Tel: 973-849-6330


                     LECHTERS FILES FOR VOLUNTARY CHAPTER 11
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              TO PROVIDE COMPANY WITH TIME, RESOURCES TO IMPLEMENT
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                          STRATEGIC REPOSITIONING PLAN
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         -- ALL STORE LOCATIONS OPEN AND CONDUCTING BUSINESS AS USUAL --

         -- COMPANY HAS ARRANGED $86 MILLION DIP FINANCING COMMITMENT --

HARRISON, NEW JERSEY, MAY 21, 2001 - In order to assure it has the time, resources and opportunity to implement its strategic repositioning plan and to facilitate the restructuring of its debt, Lechters, Inc., today announced that it has voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court for the Southern District of New York. Lechters also announced that it has arranged a $86 million debtor-in-possession financing commitment from its existing lenders, Fleet Retail Finance Inc. and Back Bay Capital Funding, to meet its future obligations.

The Chapter 11 filing will provide vendors with the assurance that they will be paid for post-petition invoices, allowing Lechters to continue moving forward with the new strategic plan announced on February 9, 2001. Additionally, the filing will establish a mechanism for restructuring the Company's debt and the claims of landlords for stores closed as part of the Company's strategic restructuring plan.


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The strategic plan is designed to position the Company for a return to profitability, by refocusing Lechters' core business on a kitchen-based concept and a single brand, Lechters thinkkitchen, through a multi-staged and deliberate brand migration strategy.

All Lechters stores are open today and conducting business as usual. Upon Court approval, the Company's new DIP credit facility will be available to meet its future needs and fulfill obligations associated with operating its business, including the prompt payment to vendors for all goods and services that are provided after today's filing. Employees will continue to be paid and their health benefits will not be disrupted.

David Cully, President and Chief Executive Officer commented, "We are voluntarily taking this action because we believe the Chapter 11 process will provide us with the best opportunity to implement our strategic repositioning plan and return the Company to profitability. We recognized some time ago, that to compete in the existing retail environment, it would be necessary to make changes in our business to better differentiate ourselves in the marketplace and provide consumers with more compelling reasons to shop our stores. The plan that we announced in February is designed to meet those objectives, and we remain confident that the repositioning offers the greatest potential for Lechters' future."

"Unfortunately, concerns about the Company's financial position have precluded us from receiving the trade credit necessary to implement our strategy and, in turn, has impacted our liquidity. Under the Court's protection, we intend to move forward aggressively with our plans, in order to capitalize on the significant opportunities for a kitchen-focused specialty retailer that knows and understands how contemporary America leads its life in and around the kitchen," Mr. Cully said.

Lechters' strategic repositioning plan, announced on February 9, 2001, is designed to enable the Company to focus its attention and resources on the repositioning of its core business, while streamlining its organization and closing underperforming operations. As part of its strategy, it is migrating its brand to focus more closely on the kitchen and is upgrading its merchandise assortment to offer higher quality products, with a good-better-best merchandising approach.

As of May 4th, Lechters had consolidated assets of approximately $129 million and consolidated liabilities of $111 million.

Lechters is a retail chain specializing in housewares and items for the kitchen. As of May, 4, 2001, the Company operates 325 stores, including 241 Lechters stores and 84 Famous Brands Housewares Outlet stores, in 36 states and the District of Columbia.

FORWARD-LOOKING STATEMENTS
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All statements in this press release, including those incorporated herein by reference, that do not reflect historical information are forward-looking statements made in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, completion, economic downturns, and customer acceptance of new thinkkitchen brand.

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